Exhibit 18.1

February 25, 2022

SPX Corporation
6325 Ardrey Kell Road
Suite 400
Charlotte, NC 28277
United States

Dear Sirs/Madams:

We have audited the consolidated financial statements of SPX Corporation and its subsidiaries as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated February 25, 2022, which expresses an unqualified opinion and included an explanatory paragraph concerning a change in accounting principle for certain inventories from the last-in-first out (LIFO) cost method of inventory accounting to the first-in-first-out (FIFO) cost method of inventory accounting. Notes 1 and 9 to such consolidated financial statements contain a description of your adoption during the year ended December 31, 2021 of the change in accounting principle for certain inventories from the last-in-first-out (LIFO) cost method of inventory accounting to the first-in-first-out (FIFO) cost method of inventory accounting. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ Deloitte & Touche LLP

Charlotte, North Carolina